Exhibit 99

                                                           MONSANTO COMPANY
                                               COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                        (Dollars in millions)

                                            Three Months Ended
                                                 March 31,                                 Year Ended December 31,
                                           2003           2002            2002       2001        2000         1999        1998
                                           ----           ----            ----       ----        ----         ----        ----
Income (Loss) Before Income Taxes
  and Cumulative Effect of
  Accounting Change                        $107           $130            $202       $459        $334         $263        $(60)

Add:
  Fixed charges                              26             24             105        147         272          305         140
  Less capitalized interest                 (1)            (2)             (8)       (30)        (37)         (23)         (9)
  Dividends from affiliated companies         0              0               1          1           1            1           1
  Equity affiliate expense - net              9             10              43         41          34           18          31
                                           ----           ----            ----       ----        ----         ----        ----

Earnings available for fixed charges       $141           $162            $343       $618        $604         $564        $103
                                           ====           ====            ====       ====        ====         ====        ====

Fixed Charges:
  Interest expense                          $21            $18             $81        $99        $214         $269        $121
  Capitalized interest                        1              2               8         30          37           23           9
  Portion of rents representative of
       interest factor                        4              4              16         18          21           13          10
                                           ----           ----            ----       ----        ----         ----        ----
Fixed Charges                               $26            $24            $105       $147        $272         $305        $140
                                           ====           ====            ====       ====        ====         ====        ====

Ratio of Earnings to Fixed Charges         5.42           6.75            3.27       4.20        2.22         1.85        0.74
                                           ====           ====            ====       ====        ====         ====        ====